CONSULTING AGREEMENT

THIS AGREEMENT (the "Agreement") is entered into on this 4th day of March, 2004, by and between John McBride, an individual having an office located at
1.400 E. hillsboro Blvd., Suite 2OOE, Deerfield Bch, FL 33441 (hereinafter referred as "the Consultant") and NanoSignal Corp., a Nevada corporation, having an office located at 3900 Howard Hughes Pkwy., #560, Las Vegas, NV 89109 (hereinafter referred to as "Company").

WHEREAS, Company is desirous of the Consultant performing certain services on its behalf as more specifically set forth herein. ("the Services").

WHEREAS, the Consultant desires to perform the Services for the Company; and.

WHEREAS, the parties have agreed that the Consultant will provide the Services according to the terms and conditions set forth in this Agreement.

NOW THEREFORE, TILE PARTIES AGREE AS FOLLOWS:

1. Appointment
Company hereby appoints and engages the Consultant pursuant to the terms and conditions of this Agreement. Consultant accepts such appointment and agrees to perform the Services set forth herein.

2. Engagement
Company engages Consultant to provide the Services and Consultant accepts and engagement and agrees to provide the Services to Company.

3. Description of Services
During the term of this Agreement. Consultant will provide the Company with the following, services: strategic planning, marketing, financial consulting and services related to the general development of the Company's business. Consultant shall provide these services on an "As Needed" basis.

4. Term of Agreement
This Agreement shall become effective upon execution hereof and shall continue thereafter and remain, in effect for a period of six months.

5. Compensation
In Consideration for the services to he provided, Consultant shall receive a total of 5,000,000 shares of the Company's common stock (the "Shares"). Said Shares to be issued pursuant to a Form S-8 Registration statement, which the Company has filed with the Securities and Exchange Commission. 03. The Shares shall be delivered to the Consultant as set forth herein:


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Beginning N/A and continuing thereafter on the first day of each month the
Company shall pay the Consultant N/A shares of common stock per .month, until the Consultant has received all of the Shares. All shares shall be deemed earned on receipt.

The parties agree and acknowledge that the Consultant will, be required to perform considerable services during the first two months of this Agreement, which in the aggregate will exceed the services to be provided during the remainder of the Agreement. As a result, and as an inducement for the Consultant to enter into this Agreement, it is agreed and understood that this Agreement may not be cancelled by the Company except in the death of the Consultant or as set forth in paragraph 8 and that the Company shall be required to deliver the Shares to the Consultant as agreed. In the event that the Company shall fail to deliver the Shares as agreed, Consultant shall not be obligated to perform any consulting services or to continue with the performance of any services until Consultant has received the required share certificate(s).

6. Where Services shall be performed
The Services shall be performed by Consultant at any office location deemed appropriate by Consultant.

7. Use of Services/Materials Created by Consultant
Company agrees that the Services, materials, products or intellectual property created by Consultant will not be used by Company to: promote Company's common stock in connection with investor relations, in connection with marketing of Company's common stock, or in connection with an offering of Company's common stock, either by Company directly or indirectly through any third parties.

8. This Agreement may be terminated by either party prior to the expiration of the term as follows:
         a. Upon the bankruptcy or liquidation of the other party, whether voluntary or involuntary;
         b. Upon the other party taking the benefit of any insolvency law;
         c. Upon the other party having or applying for a receiver appointed for either party; or upon the breach of any representation by Company.

9. Consultant as Independent Contractor
Consultant shall provide the Services as an independent contractor, and not as an employee of Company or any company affiliated with Company. Consultant has no authority to bind Company or any affiliate of Company to any legal action, contract, agreement, or purchase. Consultant is not entitled to any medical coverage, life insurance, savings plans, health insurance, or any and all other benefits afforded to Company employees.


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10. Consultant/Company May Engage in Conflicting Activities
Company acknowledges that Consultant does, and shall, represent and service other and multiple clients in the same manner as it does Company, and that Company is not an exclusive client of Consultant.

11. Amendments
This Agreement may be modified or attended. Provided such modifications amendments are mutually agreed upon by and between the parties hereto and that said modifications or amendments are made in writing and signed by both parties.

12. Severability
If any provision, of this Agreement shall be held to be contrary to law, invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is contrary to law, invalid or unenforceable, and that by limiting such provision it would become valid and enforceable. Then, such provision shall. Be deemed to be written, construed, and enforces as so limited.

13. Applicable Law
This Agreement is executed pursuant to, and shall he interpreted and governed for all purposes by, the laws of the State of Florida for which the Courts in Palm Beach County, Florida shall have jurisdiction. If any provision of this Agreement is declared void, such provision shall be deemed severed form this Agreement, which, shall otherwise remain in full force and effect.

Notices             If to Consultant, to:        N/A


                    If to Company, to:           N/A


14. Inurement
This Agreement shall inure to the benefit off and, he binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and assigns.

15. Authority to Execute and Perform Agreements
Company has the full legal right and, power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully the obligations hereunder including approval by the Board, of Directors of Company. This Agreement has been duly executed and delivered and is the valid and binding obligation of Company enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency, or other similar laws generally affecting the enforcement off creditors' rights. The execution and delivery of this


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Agreement and the other agreements contemplated hereunder, and the consummation, of the transactions contemplated hereby and thereby, and the performance by Company of this Agreement, in accordance with their respective terms and conditions, will not:

         a. require the approval or consent of any foreign, federal, state, county, local, or other governmental or regulatory body or the approval or consent of any other person;
         b. conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under any order, judgment, or decree applicable to Company, or any instrument, contract, or other agreement to which Company is a party or by or to which Company is hound or subject; or
         c. result in the creation of any lien or other encumbrance on the assets or properties of Company.
         d. Comply in all respects with the applicable rules and regulations relating to the issuance of common stock pursuant to an S-8 Registration Statement.

16. Legal Proceedings
By entering into this Agreement, the parties agree to the jurisdiction, of the Palm, Reach County, Courts in the state of Florida. In the event of any litigation arising under this Agreement, the Prevailing party shall be entitled to recover, all costs including reasonable attorney's fees. It is agreed and understood. that if the Company fails to deliver the Shares, the Consultant may sue for specific performance together with any legal remedies available.

17. Indemnification
The Company agrees to indemnity and hold harmless Consultant from any action resulting from, the issuance of the Shares which may be alleged from an investor, shareholder or regulatory authority. Said indemnification to include all fees and costs including attorney's fees.

This Agreement entered into the date set forth above.

Consultant: John McBride





Company: NanoSignal Corp.




/s/  Scott A. Erwin
BY:  Scott A. Erwin
ITS: CEO